UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

IPSCO Inc.
(Exact name of registrant as specified in its charter)

Canada	98-0077354
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Warrenville Road, Suite 500, Lisle, Illinois	60532
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	New York Stock Exchange Toronto Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.☐

Securities Act registration statement file number to which this form relates: 333-                                  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.    Description of the Registrant’s Securities to be Registered

Effective February 23, 2007, the Board of Directors of IPSCO Inc. (“IPSCO”) has approved the adoption of a shareholder rights plan (the “Rights Plan”), which will replace its existing Shareholder Rights Plan dated as of March 14, 1990, as amended and restated as of April 20, 1995, April 24, 1998, May 2, 2001 and April 29, 2004 and which expires upon the termination of the annual meeting of shareholders of the Company in 2007 (the “Annual Meeting”).  The terms of the Rights Plan are set forth in a shareholder rights plan agreement (the “Rights Agreement”) dated February 23, 2007 between the Company and Computershare Trust Company of Canada, as rights agent.

Shareholders of IPSCO will be asked to confirm the Rights Plan by ordinary resolution at the Annual Meeting which is scheduled to take place on April 27, 2007.  If the Rights Plan is not so confirmed at the Annual Meeting, it will immediately terminate.

The Board of Directors of IPSCO has authorized and declared the distribution of one right (a “Right”) effective at 12:01 a.m. on April 27, 2007 or such earlier date as may be determined by the Board of Directors in respect of each fully paid common share of IPSCO outstanding at the close of business on April 26, 2007 or such earlier date as may be determined by the Board of Directors.  The Rights Plan will take effect upon the initial issuance of Rights. A Right will be issued in respect of each common share subsequently issued during the duration of the Rights Plan.

Attached hereto as Exhibit 99.1 and incorporated by reference is a copy of the Rights Agreement specifying the terms of the Rights. Attached as Exhibit 99.2 and incorporated by reference is a summary of the Rights. That summary is qualified in its entirety by reference to the Rights Agreement and the exhibits thereto.

Items 2.  Exhibits

99.1                           Shareholder Rights Plan Agreement, dated February 23, 2007, between IPSCO Inc. and Computershare Trust Company of Canada, as Rights Agent  (incorporated by reference to Exhibit 4.1 of IPSCO’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 26, 2007).

99.2                           Summary of Rights (incorporated by reference to Item 1.01 of IPSCO’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 26, 2007).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  March 5, 2007

IPSCO Inc.

By:	/s/ Leslie Lederer
Name: Leslie Lederer
Title: Vice President and General Counsel